                                                                    EXHIBIT 99.1

                    [INDEPENDENCE COMMUNITY BANK CORP. LOGO]


                                                                   PRESS RELEASE
================================================================================
                                  195 Montague Street - Brooklyn, New York 11201


                        INDEPENDENCE COMMUNITY BANK CORP.
                REPORTS A 42% INCREASE IN 2002 EARNINGS VS. 2001
                    AND A 12% INCREASE IN EARNINGS PER SHARE
                         FOR THE FOURTH QUARTER OF 2002



        BROOKLYN, N.Y.- January 21, 2003 - Independence Community Bank Corp. (Nasdaq - ICBC), reported today that diluted earnings per share, compared to 2001, increased 42% to $2.24 and 12% to $0.56 per share for the year and three months ended December 31, 2002, respectively. Similarly, net income in the 2002 periods increased 42% to $122.4 million and 10% to $30.1 million when compared to the year and three months ended December 31, 2001, respectively.

        Alan H. Fishman, President and Chief Executive Officer, commented, "We are extremely pleased with the exceptional operating performance and the resultant earnings for both the year and the current quarter. Our business model is continuing to deliver strong results even though we are operating in a highly competitive market area as well as a challenging interest rate environment. Demand for multi-family loans, in particular, has been strong throughout the periods. During the quarter the Company originated and sold in the secondary market a record $445 million loans, accounting for more than 40% of the total production sold in 2002. As a result, our mortgage banking revenue, in combination with mortgage prepayment and modification fees, contributed significantly to fourth quarter earnings.

        Some of the key drivers contributing to the Company's successful performance for 2002 were:

        - Maintained a strong net interest margin in a challenging interest rate environment
            -   Net interest margin of 4.18% for quarter and 4.23% for the year

            - The cost of funds decreased by 122 basis points vs. a decline of 61 basis points on interest-earning assets during the year
        -   Strong growth in core deposit balances
            - $410 million increase in core deposits from December 31, 2001, a 14% increase
            -   Core deposits represent 68% of total deposits
            -   Growth generated by enhanced sales initiatives
        - Expansion of secondary mortgage market activity in multi-family loans
            - $445 million and $1.07 billion of multi-family loans sold during the quarter and the year, respectively
            - Driver of non-interest income - $6.2 million recognized for the quarter and $13.8 million for the year
            -   Maintained leadership role in the Metro-New York market

        "Our recent investment grade ratings received from Standards & Poor's and Moody's confirms our business model, credit culture and performance.

        "Although we expect market and economic conditions in 2003 to be quite difficult, we believe the Company is properly positioned to meet the challenges presented."


Net interest margin

        The net interest margin was 4.18% and 4.23% for the quarter and year ended December 31, 2002, respectively, compared to 3.69% for the twelve months ended December 31, 2001 and 4.21% for the third quarter of 2002. The improvement in net interest margin in 2002 compared to 2001 was attributable to the implementation of the Company's strategy of reducing the cost of interest-bearing liabilities in order to offset the decline in the yield earned on interest-earning assets resulting from the current interest rate environment. For the quarter and year ended December 31, 2002, the weighted average rate paid on interest-bearing liabilities declined 85 and 122 basis points, respectively, compared to a decline of 64 and 61 basis points in the weighted average yield earned on interest-earning assets for the same respective periods.

        Net interest margin declined 3 basis points in the fourth quarter of 2002 compared to the third quarter of 2002 as a result of the high levels of cash flow received from loan refinancings as well as accelerated prepayments of mortgage-backed securities, the proceeds of which were being reinvested in lower yielding assets.

        The Company, based upon the current interest rate and refinance environment, expects the compression in its net interest margin to continue. However, the Company continues to rely on all of the components of its business model to offset the reduction in net interest income as it continues to implement the shift in its deposits to lower costing core deposits while continuing to build non-interest rate sensitive revenue channels, including in particular the expansion of its mortgage-banking activities.

Balance Sheet Growth

        Average interest-earning assets increased $509.6 million and $653.3 million for the quarter and year ended December 31, 2002, respectively, compared to the quarter and year ended December 31, 2001. The increases were primarily due to growth in loans and securities available-for-sale, in each case funded largely by increases in deposits and borrowings.

        On a linked quarter basis, average interest-earning assets increased by $56.2 million for the three months ended December 31, 2002 compared to the three months ended September 30, 2002. This increase was primarily due to growth in the loan portfolio partially offset by a decline in the mortgage-related securities portfolio as a result of accelerated repayments on the underlying loans collateralizing the securities due to the current refinancing market.

        Excluding mortgage warehouse lines of credit, the Company originated loans totaling $843.3 million and $2.71 billion during the three months and the year ended December 31, 2002, respectively, of which $253.5 million and $1.40 billion were retained for portfolio, with the remainder being sold in the secondary market.

        Emphasizing the origination of higher yielding commercial real estate and business loans is an ongoing corporate initiative to diversify the mix of the Company's loan portfolio. As a result of this initiative, the average aggregate balance of such loans has increased $286.5 million to $1.87 billion and $434.7 million to $1.81 billion for the three months and year ended December 31, 2002, respectively, compared to the three and twelve months ended December 31, 2001. At December 31, 2002, commercial real estate and business loans comprised in the aggregate 32.8% of the total loan portfolio as compared to 28.7% at December 31, 2001.

        In addition to the growth in commercial real estate and business loans, the average balance of mortgage warehouse lines of credit increased $228.0 million for the fourth quarter of 2002 and $134.8 million for the year ended December 31, 2002 compared to the same periods in 2001 as the mortgage refinance market remained strong during 2002. The Company also is committed to remaining a leader in the multi-family loan market and has increased the average balance of such loans by $119.2 million and $69.8 million for the quarter and year ended December 31, 2002 compared to the comparable periods in 2001. Partially offsetting the increases in these four loan portfolios were decreases during the twelve months ended December 31, 2002 of $271.0 million in the aggregate average balance of single-family and cooperative apartment loans due to both increased repayments as a result of the current interest rate environment as well as decreased emphasis on the origination of these types of loans. The Company has de-emphasized the origination of these types of loans for portfolio in favor of higher yielding commercial real estate and business loans.

        During the fourth quarter of 2002, the Company sold from portfolio at par $258 million of fully performing multi-family loans in a securitization transaction in exchange for Fannie Mae mortgage-backed securities representing a 100% interest in these loans. This transaction had no impact on 2002 earnings but had a positive impact on the Company's risk-based capital ratios since the risk weighting on the mortgage-backed securities is lower than on the underlying loans.

        During the latter part of the fourth quarter of 2002, the Company increased its holdings in Bank Owned Life Insurance by $50 million to $168.4 million at December 31, 2002.

        Average deposits grew $176.2 million and $216.2 million for the quarter and the year ended December 31, 2002, respectively, compared to the quarter and year ended December 31, 2001. The average balance of core deposits increased $512.7 million and $640.2 million during the same respective time periods as the Company was able to continue the shift in the composition of the deposit portfolio from higher costing time deposits to core deposits. Average borrowings increased $308.8 million and $397.7 million for the quarter and the year ended December 31, 2002, respectively, compared to the quarter and the year ended December 31, 2001 as the Company utilized borrowings as a partial funding source for its asset generation.

Core Deposits Generation

        The Company continues its successful strategy of generating core deposits through increased emphasis on expanding commercial and consumer relationships. As a result, lower costing core deposits have grown by $409.7 million, or 14%, to $3.35 billion at December 31, 2002 compared to $2.94 billion at December 31, 2001 and represented approximately 68% of total deposits at December 31, 2002 compared to 66% at September 30, 2002 and 61% at December 31, 2001. Non-interest-bearing demand deposit balances grew by $144.3 million, or 32%, to $593.8 million during the twelve months ended December 31, 2002.

Expanded Non-interest Income

        Emphasis on fee-based income continues to gain momentum throughout the operations of the Company. Excluding gains on sales of securities, the Company experienced a $9.4 million, or 63%, increase in non-interest income to $24.4 million for the fourth quarter of 2002 from $15.0 million for the same period in 2001. Non-interest income increased $18.0 million, or 32%, to $75.1 million for the year ended December 31, 2002, compared to $57.1 million for the year ended December 31, 2001. Non-interest income increased $6.6 million for the quarter ended December 31, 2002 compared to the quarter ended September 30, 2002.

        The Company had $0.6 million of gains on sales of securities for the year ended December 31, 2002 as compared to $3.1 million for the year ended December 31, 2001.

        Service fees increased $6.0 million or 62% and $18.1 million or 56% for the quarter and the year ended December 31, 2002, respectively, compared to the same periods in 2001. Service fees associated with the branch network grew by $0.8 million or 13% and $2.9 million or 12% for the quarter and year ended December 31, 2002, respectively, compared to the same periods in 2001. The increase during the 2002 periods was primarily due to increased service fees on deposit accounts resulting from the growth in core deposits, particularly commercial demand deposits, an increase in per unit charges as well as increased revenue from the Company's debit card program. The increase in service fee income also reflects increased fees on sales of annuity funds as customers seek higher yielding investment opportunities.

        As a result of the current interest rate cycle and resulting refinance environment, the Company experienced significant increases in mortgage prepayment fees and modification and extension fees. These fees increased $5.0 million to $5.9 million for the quarter ended December 31, 2002 and increased $12.1 million to $14.4 million for the year ended December 31, 2002 compared to the same periods ended December 31, 2001. On a linked quarter basis, these fees increased by $3.3 million from $2.6 million for the quarter ended September 30, 2002.

        The Company continues to originate multi-family loans for sale in the secondary market to Fannie Mae with the Company retaining servicing on all loans sold. As part of these transactions, the Company retains a portion of the associated credit risk. Although all of the loans in the existing portfolio are currently fully performing, the Company has established a liability related to the retained credit exposure. At December 31, 2002, the Bank serviced $2.23 billion of loans sold to Fannie Mae for which it retained a maximum potential exposure of $113.7 million. As a result, during the year ended December 31, 2002, the Company recorded provisions of $3.9 million related to this potential exposure, which provisions reduced gains on sale recognized from the sale of such loans. Secondary market sales, which are reflected as mortgage-banking activities, resulted in total net revenue of $6.2 million and $13.8 million for the quarter and year ended December 31, 2002, respectively, compared to $3.3 million and $12.9 million for the same periods in 2001. By comparison, the Company recorded $2.8 million of mortgage-banking activities in the quarter ended September 30, 2002. The increase on a quarterly and year to date basis was primarily attributable to increased revenues recognized as a result of the substantial increase of loans sold in the secondary market which was partially offset by provisions with respect to the retained credit exposure for loans sold in the secondary market. The Company had a $6.4 million capitalized servicing asset as of December 31, 2002. The Company sold multi-family loans totaling $444.8 million and $1.07 billion during the quarter and year ended December 31, 2002 compared to $162.8 million and $572.4 million during the quarter and year ended December 31, 2001, respectively. The Company sold $201.5 million of multi-family loans during the quarter ended September 30, 2002.

        Other non-interest income was $1.1 million and $4.0 million for the quarter and year ended December 31, 2002, respectively. Other non-interest income for the quarter includes $1.3 million from the Company's equity investment in Meridian Capital Group, LLC a New York-based mortgage brokerage firm discussed below. For the year ended December 31, 2002, non-interest income includes $2.2 million in income from Meridian Capital, compared to $1.2 million in 2001, and gains of $1.3 million on the sale of two bank facilities during the year which reflected surplus properties sold in the normal course of business.

        In furtherance of its business strategy of expanding its commercial real estate and multi-family loan originations and sales, in October 2002 the Company, increased its equity investment in Meridian Capital. Meridian is primarily engaged in the origination of commercial real estate and multi-family mortgage loans. As consideration for such additional interest, the Company paid a combination of cash and shares of its common stock (the amount being issued amounting to less than 1% of its issued and outstanding shares).

Asset Quality

        The Company continues to maintain strong asset quality. Non-performing assets as a percentage of total assets amounted to .52% at December 31, 2002 compared to .61% at December 31, 2001 and .44% at September 30, 2002. Non-performing assets decreased $4.5 million to $41.6 million during the year ended December 31, 2002 primarily due to a $15.6 million decrease in loans past due 90 days or more as to principal but still accruing interest partially offset by a $11.2 million increase in non-accrual loans consisting primarily of commercial business loans.

        For the year ended December 31, 2002, the Company recorded an $8.0 million provision for loan losses and incurred $5.7 million of net charge-offs, resulting in an allowance for loan losses at December 31, 2002 of $80.5 million.

        The allowance for loan losses as a percent of total loans at December 31, 2002 was 1.38% compared to 1.33% at December 31, 2001. As of December 31, 2002, management believed the allowance was at a level which covered all known and inherent losses in the Company's loan portfolio that were both probable and reasonably estimable.

        The Company does not participate in any shared national credit loans.

Non-Interest Expense

        Non-interest expense, excluding the amortization of goodwill, increased by $12.8 million and $32.7 million for the quarter and year ended December 31, 2002, respectively, as compared to the same periods last year. The increase for 2002 period was primarily attributable to increases of $22.3 million in compensation and benefits, $0.7 million in data processing costs and $10.2 million in other non-interest expense.

        The increase in compensation and benefits expense was primarily attributable to expansion of the Company's commercial and retail banking operations during the past year. This expansion included the geographic extension of its commercial loan business to Manhattan, Westchester and Long Island. In addition, the Company established a private banking/wealth management group during the first quarter of 2002 to broaden and diversify its customer base and continued its de novo branch expansion strategy through the opening of four facilities during 2002 as well as two facilities during the fourth quarter of 2001. The Company also experienced increased health insurance costs and pension costs. It also incurred additional expenses due to higher costs associated with stock benefit plans, primarily its employee stock ownership plan, due to increases in the market price of the Company's stock.

        The $10.2 million increase in other non-interest expense for 2002 was primarily due to a $3.8 million ($2.4 million after tax) provision for probable losses from transactions in a commercial business deposit account in the fourth quarter of 2002. The Company is aggressively pursuing legal remedies available to it to recover these funds. The remaining increase in other non-interest expense was due to the corporate expansion associated with a broader business banking footprint, de novo banking activities, expanded retail sales force and the introduction of new products and services.

        Non-interest expense increased $9.4 million for the quarter ended December 31, 2002 compared to the quarter ended September 30, 2002. The increase on a linked quarter basis was primarily due to the $3.8 million provision discussed above, $1.6 million of additional one-time pension costs and $1.1 million of expenses associated with the Company's incentive plans.

        During the year ended December 31, 2001, the Company incurred goodwill amortization expense of $3.6 million. The Company did not incur a similar charge during the same period in 2002 due to the adoption, effective April 1, 2001, by the Company of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142").

        At the end of the fourth quarter of 2002, the Company made a cash contribution of approximately $10.0 million to restore the Company's pension plan to fully funded status. The contribution was recorded as a prepaid asset, and therefor did not reduce 2002 earnings.

Provision for Taxes

        The effective tax rate for reporting purposes was reduced to approximately 36.2% for the year ended December 31, 2002 from approximately 38.0% for the twelve months ended December 31, 2001 due to the early adoption of SFAS No. 142 which discontinued the amortization of non-tax-deductible goodwill for book purposes.

Stock Repurchases

        During the quarter ended December 31, 2002, the Company repurchased approximately 1.4 million shares at an average price of $24.99, including shares repurchased pursuant to its ninth repurchase program. For the year ended December 31, 2002, the Company repurchased approximately 3.5 million shares at an average price of $25.97. The Company is currently conducting its tenth stock repurchase program covering a total of three million shares and has approximately 2.6 million shares remaining.

Investment Grade Ratings from Standard & Poor's and Moody's

        In January 2003, Independence Community Bank Corp and its subsidiary, Independence Community Bank, received investment grade ratings from both Standard & Poor's and Moody's Rating Services. The Company and Bank deemed it appropriate to obtain ratings in order to facilitate future business opportunities that may arise.

                                                Standard & Poor's          Moody's
                                                -----------------          -------
        Independence Community Bank Corp.              BBB                   Baa3

        Independence Community Bank                 BBB+/A-2               Baa2/P-2

Expensing of Stock Options

        Beginning in 2003, the Company will recognize stock-based compensation expense, on options granted in 2003 and in subsequent years, in accordance with the fair value-based method of accounting described in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Historically the Company has not recognized compensation expense for employee stock options as permitted under existing generally accepted accounting principles. However, as required by generally accepted accounting principles, the Company has consistently disclosed on an annual basis the impact that expensing the fair value of stock options would have on its net income and diluted earnings per share.

     Independence Community Bank Corp. is the holding company for Independence Community Bank. The Bank, originally chartered in 1850, currently operates 73 full service branches located in the greater New York City metropolitan area, which includes the five boroughs of New York City, Nassau,

Suffolk and Westchester Counties and northern New Jersey. The Bank has three key business divisions: Commercial Real Estate Lending, Consumer Banking and Business Banking. The Bank maintains its community orientation by offering the urban communities in which it operates a wide range of financial products and by emphasizing customer service, superior value and convenience. The Bank's web address is www.myindependence.com.

        Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income; competitive factors which could affect net interest income and non-interest income, general economic conditions which could affect the volume of loan originations, deposit flows, real estate values, the levels of non-interest income and the amount of loan losses as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward looking statements to reflect events or circumstances that occur after the date on which such statements were made.

                                      # # #
                                TABLES TO FOLLOW

                        INDEPENDENCE COMMUNITY BANK CORP.
                 Consolidated Statements of Financial Condition
                             (Dollars in thousands)

                                                                         DECEMBER 31,    DECEMBER 31,
                                                                            2002            2001
                                                                            ----            ----
                                                                         (Unaudited)      (Audited)
   ASSETS:
   Cash and due from banks                                                 $ 199,057       $ 207,633
                                                                          ----------      ----------

   Securities available-for-sale:
     Investment securities                                                   224,908         125,803
     Mortgage-related securities                                           1,038,742         902,191
                                                                          ----------      ----------
       Total securities available-for-sale                                 1,263,650       1,027,994
                                                                          ----------      ----------

   Loans available-for-sale                                                  114,379           3,696
                                                                          ----------      ----------

   Mortgage loans                                                          4,298,040       4,588,834
   Other loans                                                             1,519,333       1,285,601
                                                                          ----------      ----------
       Total loans                                                         5,817,373       5,874,435
       Less: allowance for possible loan losses                             (80,547)         (78,239)
                                                                          ----------      ----------
       Total loans, net                                                    5,736,826       5,796,196
                                                                          ----------      ----------

   Premises, furniture and equipment, net                                     85,395          81,289
   Accrued interest receivable                                                36,530          37,436
   Goodwill                                                                  185,161         185,161
   Intangible assets, net                                                      2,046           8,981
   Bank owned life insurance ("BOLI")                                        168,357         112,804
   Other assets                                                              232,242         163,608
                                                                          ----------      ----------
       Total assets                                                       $8,023,643      $7,624,798
                                                                          ==========      ==========

   LIABILITIES AND STOCKHOLDERS' EQUITY:
   Deposits                                                               $4,940,060      $4,794,775
   Borrowings                                                              1,931,550       1,682,788
   Trust preferred securities                                                     --          11,067
   Escrow and other deposits                                                  34,574          38,361
   Accrued expenses and other liabilities                                    197,191         217,274
                                                                          ----------      ----------
       Total liabilities                                                   7,103,375       6,744,265
                                                                          ----------      ----------

   Stockholders' equity:
    Common stock ($.01 par value,  125,000,000 shares authorized,
       76,043,750 shares issued; 56,248,898 and 58,372,560
       shares outstanding at December 31, 2002 and
       December 31, 2001, respectively)                                          760             760
    Additional paid-in-capital                                               743,070         734,773
    Treasury stock at cost; 19,794,852, and
      17,671,190 shares at December 31, 2002,
      and December 31, 2001, respectively                                   (318,182)       (247,184)
    Unallocated common stock held by ESOP                                    (74,154)        (79,098)
    Non-vested awards under Recognition and Retention Plan                   (11,782)        (17,641)
    Retained earnings, substantially restricted                              575,927         480,074
    Accumulated other comprehensive income:
      Net unrealized gain on securities available-for-sale, net of tax         7,407           8,849
      Other comprehensive expense                                             (2,778)             --
                                                                          ----------      ----------
       Total stockholders' equity                                            920,268         880,533
                                                                          ----------      ----------

       Total liabilities and stockholders' equity                         $8,023,643      $7,624,798
                                                                          ==========      ==========

                        INDEPENDENCE COMMUNITY BANK CORP.
                        Consolidated Statements of Income
                      (In thousands, except per share data)
                                   (Unaudited)

                                          FOR THE THREE MONTHS ENDED,                    FOR THE YEAR ENDED,
                                 -----------------------------------------------   --------------------------------
                                  DECEMBER 31,    SEPTEMBER 30,    DECEMBER 31,      DECEMBER 31,    DECEMBER 31,
                                  ------------    -------------    ------------      ------------    ------------
                                       2002            2002           2001                2002          2001
                                       ----            ----           ----                ----          ----
INTEREST INCOME:
Mortgage loans on real estate         $83,740        $82,813        $85,943           $ 334,154       $ 344,085
Other loans                            20,654         20,999         18,807              79,800          69,876
Investment securities                   2,638          1,714          1,539               8,157          10,750
Mortgage-related securities            10,053         14,846         13,615              57,151          48,075
Other                                   1,830          1,306          1,989               6,241           9,835
                                      -------        -------        -------           ---------       ---------
    Total interest income             118,915        121,678        121,893             485,503         482,621
                                      -------        -------        -------           ---------       ---------

INTEREST EXPENSE:
Deposits                               17,382         19,885         29,523              81,637         152,551
Borrowings                             23,937         24,074         22,640              93,418          82,843
Trust preferred securities                 --             --            263                 524           1,048
                                      -------        -------        -------           ---------       ---------
    Total interest expense             41,319         43,959         52,426             175,579         236,442
                                      -------        -------        -------           ---------       ---------

Net interest income                    77,596         77,719         69,467             309,924         246,179

Provision for loan losses               2,000          2,000          3,000               8,000           8,475
                                      -------        -------        -------           ---------       ---------
    Net interest income after
       provision for loan losses       75,596         75,719         66,467             301,924         237,704

NON-INTEREST INCOME:
Net gain on sales of loans
   and securities                           1             39          2,048                 557           3,145
Mortgage-banking activities             6,239          2,773          3,305              13,759          12,934
Service fees                           15,597         11,635          9,639              50,476          32,355
BOLI                                    1,479          1,445          1,482               6,294           5,567
Other                                   1,055          1,886            554               4,032           3,068
                                      -------        -------        -------           ---------       ---------
    Total non-interest income          24,371         17,778         17,028              75,118          57,069
                                      -------        -------        -------           ---------       ---------

NON-INTEREST EXPENSE:
Compensation and employee
   benefits                            27,170         22,994         20,258              96,298          74,047
Occupancy costs                         5,518          5,469          5,833              22,839          23,113
Data processing fees                    1,633          2,195          2,052               8,951           8,273
Advertising                             1,499          1,565            871               6,194           5,777
Amortization of goodwill                   --             --             --                  --           3,594
Amortization of intangible
   assets                               1,684          1,684          1,919               6,971           7,481
Other                                  15,318          9,476          9,121              43,802          33,644
                                      -------        -------        -------           ---------       ---------
    Total non-interest expense         52,822         43,383         40,054             185,055         155,929
                                      -------        -------        -------           ---------       ---------

Income before provision for
   income taxes                        47,145         50,114         43,441             191,987         138,844
Provision for income taxes             17,090         18,167         16,073              69,585          52,779
                                      -------        -------        -------           ---------       ---------
Net income                            $30,055        $31,947        $27,368           $ 122,402       $  86,065
                                      =======        =======        =======           =========       =========

Basic earnings per share                $0.58          $0.62          $0.52               $2.37           $1.64
                                      =======        =======        =======           =========       =========

Diluted earnings per share              $0.56          $0.59          $0.50               $2.24           $1.58
                                      =======        =======        =======           =========       =========

                        INDEPENDENCE COMMUNITY BANK CORP.
                    Selected Financial Ratios and Other Data
               (In thousands, except ratios and per share amounts)
                                   (Unaudited)


                                                     FOR THE THREE MONTHS ENDED,                    FOR THE YEAR ENDED,
                                            -----------------------------------------------   --------------------------------
                                             DECEMBER 31,    SEPTEMBER 30,    DECEMBER 31,      DECEMBER 31,    DECEMBER 31,
                                             ------------    -------------    ------------      ------------    ------------
                                                  2002            2002           2001                2002          2001
                                                  ----            ----           ----                ----          ----
PERFORMANCE RATIOS:

Return on average assets (1)                       1.49%           1.60%            1.45%             1.55%           1.19%
Return on average equity (1)                      12.97%          14.04%           12.57%            13.54%          10.32%

Non-interest expense to average assets (2)         2.53%           2.09%            2.02%             2.25%           2.00%
Efficiency ratio (3)                              50.15%          43.68%           45.16%            46.32%          48.27%

AVERAGE BALANCES:

Average shares outstanding - basic            51,592,984      51,822,272       52,656,133        51,703,439      52,612,137
Average shares outstanding - diluted          53,777,859      55,141,152       54,962,725        54,557,452      54,464,687
Average tangible equity                         $738,427        $720,582         $675,626          $713,155        $635,482




                                         DECEMBER 31, 2002   SEPTEMBER 30, 2002     DECEMBER 31, 2001
                                         -----------------   ------------------     -----------------
CAPITAL AND OTHER RATIOS:

Tangible book value per share                $ 13.03              $ 12.81              $  11.76
Book value per share                         $ 16.36              $ 16.12              $  15.08
Average equity to average assets               11.47%               11.40%                11.54%
Tangible equity to tangible assets              9.35%                9.27%                 9.24%
Leverage ratio (Bank only)                      8.73%                8.74%                 8.60%
Tier 1 risk-based capital (Bank only)          10.14%               10.32%                10.85%
Total risk-based capital (Bank only)           11.40%               11.61%                12.20%

                        INDEPENDENCE COMMUNITY BANK CORP.
                    Selected Financial Ratios and Other Data
               (In thousands, except ratios and per share amounts)
                                   (Unaudited)


                                                    DECEMBER 31,   SEPTEMBER 30,      DECEMBER 31,
                                                        2002           2002              2001
                                                        ----           ----              ----
LOAN PORTFOLIO COMPOSITION:

Mortgage loans on real estate:
  Single-family residential                           $348,602        $386,067          $492,640
  Cooperative apartment loans                          207,677         254,094           356,500
  Multi-family residential (4)                       2,436,666       2,875,453         2,731,513
  Commercial real estate (4)                         1,312,760       1,280,832         1,019,379
                                                    ----------      ----------        ----------
    Total principal balance - mortgage loans         4,305,705       4,796,446         4,600,032
  Less net deferred fees                                 7,665           8,065            11,198
                                                    ----------      ----------        ----------
Total mortgage loans on real estate                  4,298,040       4,788,381         4,588,834
                                                    ----------      ----------        ----------

Commercial business loans, net of
 deferred fees (4)                                     598,267         558,233           665,829
                                                    ----------      ----------        ----------

Other loans:
  Mortgage warehouse lines of credit                   692,434         486,449           446,542
  Home equity loans and lines of credit                201,952         196,088           141,905
  Consumer and other loans                              26,971          28,562            32,002
                                                    ----------      ----------        ----------
    Total principal balance - other loans              921,357         711,099           620,449
  Less net deferred fees                                   291             375               677
                                                    ----------      ----------        ----------
Total principal balance - other loans                  921,066         710,724           619,772
                                                    ----------      ----------        ----------

Total loans receivable                               5,817,373       6,057,338         5,874,435
                                                    ----------      ----------        ----------
Less allowance for loan losses                          80,547          81,832            78,239
                                                    ----------      ----------        ----------
Loans receivable, net                               $5,736,826      $5,975,506        $5,796,196
                                                    ==========      ==========        ==========


LOAN PORTFOLIO AND LOANS AVAILABLE-FOR-SALE ROLLFORWARD:

                                             COMMERCIAL     MULTI-FAMILY        COMMERCIAL
YEAR-TO-DATE                                REAL ESTATE     RESIDENTIAL          BUSINESS
                                            --------------------------------------------------
Balance at December 31, 2001                  $1,019,379       $2,731,513            $665,829
Loans redesignated                               178,455           59,594            (238,049)
Originations                                     325,716          505,677             406,197
Originations for sale                                 --        1,165,779                  --
Loans sold                                            --        1,326,905                  --
Loan repayments and other                        210,790          592,189             230,458
                                              ----------       ----------            --------
Balance at December 31, 2002                  $1,312,760       $2,543,469(5)         $603,519(6)
                                              ==========       ==========            ========


                                             COMMERCIAL     MULTI-FAMILY        COMMERCIAL
QUARTER-TO-DATE                             REAL ESTATE     RESIDENTIAL          BUSINESS
                                            --------------------------------------------------
Balance at September 30, 2002                 $1,280,832       $2,876,693            $563,159
Originations                                      90,196           69,765              60,208
Originations for sale                                 --          551,910                  --
Loans sold                                            --          702,386                  --
Loan repayments and other                         58,268          252,513              19,848
                                              ----------       ----------            --------
Balance at December 31, 2002                  $1,312,760       $2,543,469(5)         $603,519(6)
                                              ==========       ==========            ========

                        INDEPENDENCE COMMUNITY BANK CORP.
                    Selected Financial Ratios and Other Data
               (In thousands, except ratios and per share amounts)
                                   (Unaudited)


                                                     DECEMBER 31, 2002   SEPTEMBER 30, 2002   DECEMBER 31, 2001
                                                     -----------------   ------------------   -----------------
ASSET QUALITY:

Non-performing loans:
   Non-accrual loans                                           $38,978              $33,556             $27,802
   Loans past due 90 days or more as to:
      Interest and accruing                                        152                  148                 130
      Principal and accruing (7)                                 2,482                1,616              18,089
                                                            ----------           ----------           ---------
        Total non-performing loans                              41,612               35,320              46,021
   Other real estate owned                                           7                    7                 130
                                                            ----------           ----------           ---------
   Total non-performing assets                                 $41,619              $35,327             $46,151
                                                            ==========           ==========          ==========

Non-performing assets to total assets                            0.52%                0.44%               0.61%
Allowance for loan losses to non-performing loans              193.57%              231.69%             170.01%
Allowance for loan losses to total loans                         1.38%                1.35%               1.33%

Net charge offs to average loans - quarter ended                 0.05%                0.01%               0.01%
Net charge offs to average loans - year ended                    0.10%                0.04%               0.01%



DEPOSITS:
Core deposits:
  Savings                                                   $1,574,531           $1,602,335          $1,451,988
  Money Market                                                 192,647              181,652             180,866
  Active Management                                            495,849              436,344             452,284
  Interest-bearing demand                                      493,997              500,923             406,541
  Non-interest-bearing demand                                  593,784              547,746             449,459
                                                            ----------           ----------           ---------
      Total core deposits                                    3,350,808            3,269,000           2,941,138
Certificates of deposit                                      1,589,252            1,662,210           1,853,637
                                                            ----------           ----------           ---------
Total deposits                                              $4,940,060           $4,931,210          $4,794,775
                                                            ==========           ==========          ==========

                        INDEPENDENCE COMMUNITY BANK CORP.
                    Selected Financial Ratios and Other Data
               (In thousands, except ratios and per share amounts)
                                   (Unaudited)


                                                                  FOR THE THREE MONTHS ENDED
                                                                  --------------------------

                                                  DECEMBER 31, 2002      SEPTEMBER 30, 2002       DECEMBER 31, 2001
                                                  -----------------      ------------------       -----------------
                                                  Average                 Average                  Average
NET INTEREST MARGIN:                              Balance     Rate(1)     Balance     Rate (1)     Balance   Rate (1)
                                                  -------     -------     -------     --------     -------   --------
Interest-earning assets:
  Loans receivable:
    Mortgage loans                               $4,655,902     7.19%    $4,554,169    7.27%       $4,560,896   7.54%
    Commercial business loans                       628,930     6.58        779,431    6.57           626,504   7.16
    Mortgage warehouse lines of credit              569,413     4.54        392,007    4.62           341,414   4.95
    Consumer and other loans                        227,095     6.48        216,634    6.34           172,517   7.45
                                                 ----------              ----------                ----------
       Total loans                                6,081,340     6.86      5,942,241    6.98         5,701,331   7.34
  Mortgage-related securities                       906,072     4.44      1,078,486    5.51           884,962   6.15
  Investment securities                             228,790     4.61        179,089    3.83            89,577   6.88
  Other interest-earning assets                     239,518     3.03        199,716    2.59           270,233   2.92
                                                 ----------              ----------                ----------
Total interest-earning assets                     7,455,720     6.37      7,399,532    6.57         6,946,103   7.01
                                                                ----                   ----                     ----
Non-interest-earning assets                         625,047                 588,374                   600,761
                                                 ----------              ----------                ----------
Total assets                                     $8,080,767              $7,987,906                $7,546,864
                                                 ==========              ==========                ==========

Interest-bearing liabilities:
  Deposits:
     Savings deposits                             1,779,812     0.94      1,783,171    1.20         1,541,340   1.57
     Interest-bearing demand deposits             1,031,363     1.06        966,602    1.22           910,383   1.70
     Certificates of deposit                      1,620,175     2.55      1,686,029    2.71         1,956,734   3.96
                                                 ----------              ----------                ----------
        Total interest-bearing deposits           4,431,350     1.56      4,435,802    1.78         4,408,457   2.66
     Non-interest-bearing demand deposits           583,897       --        534,843      --           430,600     --
                                                 ----------              ----------                ----------
  Total deposits                                  5,015,247     1.37      4,970,645    1.59         4,839,057   2.42
  Cumulative trust preferred securities                  --       --             --      --            11,067   9.39
  Total borrowings                                1,977,691     4.80      1,977,852    4.83         1,668,864   5.38
                                                 ----------              ----------                ----------
Total interest-bearing liabilities                6,992,938     2.34      6,948,497    2.51         6,518,988   3.19
                                                                ----                   ----                     ----
Non-interest-bearing liabilities                    161,200                 128,936                   157,023
                                                 ----------              ----------                ----------
Total liabilities                                 7,154,138               7,077,433                 6,676,011
Total stockholders' equity                          926,629                 910,473                   870,853
                                                 ----------              ----------                ----------
Total liabilities and stockholders' equity       $8,080,767              $7,987,906                $7,546,864
                                                 ==========              ==========                ==========

Net interest-earning assets                      $  462,782              $  451,035                $  427,115
                                                 ==========              ==========                ==========

Interest rate spread (1)                                        4.03%                  4.06%                    3.82%
                                                                =====                  =====                    =====
Net interest margin (1)                                         4.18%                  4.21%                    4.02%
                                                                =====                  =====                    =====
Average interest-earning assets to average
 interest-bearing liabilities                                 106.62%                106.49%                  106.55%
                                                              =======                =======                  =======

----------------------------

                        INDEPENDENCE COMMUNITY BANK CORP.
                    Selected Financial Ratios and Other Data
               (In thousands, except ratios and per share amounts)
                                   (Unaudited)


                                                                  FOR THE YEAR ENDED
                                                                  ------------------

                                                       DECEMBER 31, 2002      DECEMBER 31, 2001
                                                       -----------------      -----------------
                                                        Average                 Average
NET INTEREST MARGIN:                                    Balance    Rate (1)     Balance     Rate (1)
                                                        -------    --------     -------     --------
Interest-earning assets:
  Loans receivable:
    Mortgage loans                                    $4,565,567     7.32%    $4,552,375    7.56%
    Commercial business loans                            714,990     6.61        494,603    8.08
    Mortgage warehouse lines of credit                   402,258     4.64        267,412    6.28
    Consumer and other loans                             206,010     6.72        163,891    8.02
                                                      ----------              ----------
       Total loans                                     5,888,825     7.03      5,478,281    7.56
  Mortgage-related securities                          1,034,239     5.53        765,145    6.28
  Investment securities                                  172,081     4.74        189,985    5.66
  Other interest-earning assets                          225,416     2.77        233,858    4.21
                                                      ----------              ----------
Total interest-earning assets                          7,320,561     6.63      6,667,269    7.24
                                                                     ----                   ----
Non-interest-earning assets                              590,336                 583,078
                                                      ----------              ----------
Total assets                                          $7,910,897              $7,250,347
                                                      ==========              ==========

Interest-bearing liabilities:
  Deposits:
     Savings deposits                                  1,755,416     1.21      1,436,529    1.90
     Interest-bearing demand deposits                    977,409     1.21        788,446    2.31
     Certificates of deposit                           1,705,460     2.85      2,129,443    5.02
                                                      ----------              ----------
        Total interest-bearing deposits                4,438,285     1.84      4,354,418    3.50
     Non-interest-bearing demand deposits                523,927       --        391,572      --
                                                      ----------              ----------
  Total deposits                                       4,962,212     1.65      4,745,990    3.21
  Cumulative trust preferred securities                    5,426     9.65         11,067    9.47
  Total borrowings                                     1,904,734     4.90      1,507,041    5.50
                                                      ----------              ----------
Total interest-bearing liabilities                     6,872,372     2.55      6,264,098    3.77
                                                                     ----                   ----
Non-interest-bearing liabilities                         134,627                 152,433
                                                      ----------              ----------
Total liabilities                                      7,006,999               6,416,531
Total stockholders' equity                               903,898                 833,816
                                                      ----------              ----------
Total liabilities and stockholders' equity            $7,910,897              $7,250,347
                                                      ==========              ==========

Net interest-earning assets                           $  448,189              $  403,171
                                                      ==========              ==========

Interest rate spread (1)                                             4.08%                  3.47%
                                                                     =====                  =====
Net interest margin (1)                                              4.23%                  3.69%
                                                                     =====                  =====
Average interest-earning assets to average
 interest-bearing liabilities                                      106.52%                106.44%
                                                                   =======                =======

----------------------------
(1) Presented on an annualized basis.
(2) Excludes amortization of goodwill and intangible assets.
(3) Reflects adjusted operating expense (net of amortization of goodwill and intangibles) as a percentage of the aggregate of net interest income and adjusted non-interest income (excluding gains and losses on the sales of loans and securities).
(4) Reflects redesignation of loans at September 30, 2002 reflecting application of new criteria.
(5) Includes $106.8 million of multi-family loans available-for-sale.
(6) Excludes deferred fees of $5.3 million.
(7) Reflects loans that are 90 days or more past maturity which continue to make payments on a basis consistent with the original repayment schedule.

================================================================================

     Contact: Kathleen Hanrahan, First Vice President    John B. Zurell, Chief Financial Officer
            (718) 722-5400                               (718) 722-5420